Exhibit 10.2

Spherix Incorporated

SPHERIX INCORPORATED

INCENTIVE COMPENSATION PLAN

1.             Purpose.  The purpose of this Incentive Compensation Plan is to provide economic incentives to key personnel of Spherix Incorporated and any subsidiary corporations to assist it in achieving its business objectives.  This Incentive Compensation Plan is designed to incentivize such key personnel to meet various individual, division and corporate performance goals.

2.             Definitions.  For the purposes of the Plan, the following terms shall have the following meanings:

“Annual Salary” – The annual base salary payable to a Participant.

“Awards” - Incentive compensation awards made pursuant to the Plan.

“Board” - The Board of Directors of the Corporation (or any committee thereof as to which any duty or function hereunder has been delegated by the Board of Directors).

“Calendar Year” – January 1 – December 31 periods commencing January 1, 2005.

“CEO” – The Chief Executive Officer of the Corporation.

“Corporation” – Spherix Incorporated, a Delaware corporation.

“Participant” - Each of the key employees of the Corporation and any Subsidiary selected to participate in the Plan.  Unless otherwise determined by the Board, the CEO, all Vice Presidents, all Division Directors and all Project Managers shall be Participants.

“Performance Goals” – Target objectives used for measurement of Awards under the Plan.  Performance Goals shall be either based on total Corporation performance (“Corporate Performance Goals”), division performance (“Division Performance Goals”), or individual performance (“Individual Performance Goals”).

“Plan” - This Incentive Compensation Plan, as set forth herein, or as hereinafter amended.

“Subsidiary” – A corporation at least fifty percent (50%) of the total combined voting power of all classes of capital stock of which is owned by the Corporation, either directly or through one or more of its Subsidiaries.

“Target Bonus” – An aggregate dollar amount computed by multiplying a Participant’s Annual Salary by 45% for the CEO, 35% for each Vice President, 25% for each Division Director and 20% for each Project Manager.

3.             Effective Date.  The Plan will become effective for all Calendar Years commencing as of January 1, 2005, and shall continue until terminated by the Board.  The Board may terminate the Plan at any time and for any reason.

4.             Regulations.  The Board shall have the power to adopt rules and regulations (hereinafter referred to as the “Regulations”) not inconsistent with the provisions of the Plan for the administration thereof, and to alter, amend or revoke any Regulations so adopted.

5.             Interpretation and Administration of the Plan.  The Board shall have full power and authority to interpret and administer the Plan and the Regulations, and to make all decisions about the Plan and the Regulations.  The decisions of the Board with respect to any questions concerning the administration or interpretation of the Plan or Regulations shall be final, conclusive, and binding.

6.             Establishment of Performance Goals.  Prior to the commencement of each Calendar Year, the CEO shall submit to the Board for review and approval a list of Participants together with Performance Goals.  The Board shall review, make any necessary changes and thereafter approve the Participants and related Performance Goals for the upcoming Calendar Year.  Notwithstanding the foregoing, the Participants and related Performance Goals for Calendar Year 2005 have been approved by the Board as of the date of the adoption of this Plan.

7.             Performance Goals.  The Performance Goals for each Participant shall be set forth in a writing signed on behalf of the Corporation and distributed to each Participant.  Performance Goals established for the CEO shall consist entirely of Corporate Performance Goals.  Performance Goals for the Vice Presidents may consist of both Corporate Performance Goals and Division Performance Goals.  Performance Goals for Division Directors and Project Managers may consist of Corporate Performance Goals, Division Performance Goals and Individual Performance Goals.

8.             Weighting of Performance Goals.  Performance Goals may be weighted by the Board in its discretion, provided that in the event there is more than one Corporate Performance Goal or Division Performance Goal for a Participant, each of the Performance Goals in the relevant category shall be equally weighted (the “Weighted Percentage”).

9.             CEO Award.  If the CEO achieves all of the CEO’s Performance Goals at the 100% level, the CEO shall be entitled to an Award in an amount equal to the Target Bonus.  In all other events, the Award shall be equal to the sum of the amounts earned by the CEO for each of the Performance Goals based upon a sliding scale of achievement of each such Performance Goal.  In this event, the amount earned for each Performance Goal at the 100% level shall first be calculated by dividing the Target Bonus by the number of the CEO’s Performance Goals.  This resulting amount shall then be multiplied by the percentage of actual achievement of the Performance Goal provided that such percentage shall be zero if the actual achievement is below 80% and the maximum percentage shall be 130% even if the actual achievement is in excess of 130%.

10.           Vice President Awards.  If a Vice President achieves all of the Vice President’s Performance Goals at the 100% level, the Vice President shall be entitled to an Award equal to the Target Bonus.  In all other events, the Award shall be in an amount equal to the sum of the amounts earned by the Vice President for each of the Performance Goals based upon a sliding scale of achievement.  In this event, the amount earned for each Performance Goal at the 100% level shall first be calculated by multiplying the Target Bonus by the Weighted Percentage.  This resulting amount shall then be multiplied by the percentage of actual achievement of the Performance Goal provided that such percentage shall be zero if the actual achievement is below 80% and the maximum percentage shall be 130% even if the actual achievement is in excess of 130%.

11.           Division Director Awards.  If a Division Director achieves all of the Division Director’s Performance Goals at the 100% level, the Division Director shall be entitled to an Award equal to the Target Bonus.  In all other events, the Award shall be in an amount equal to the sum of the amounts earned by the Division Director for each of the Performance Goals based upon a sliding scale of achievement.  In this event, the amount earned for each Performance Goal at the 100% level shall first be calculated by multiplying the Target Bonus by the Weighted Percentage.  This resulting amount shall then be multiplied by the percentage of actual achievement of the Performance Goal provided that such percentage shall be zero if the actual achievement is below 80% and the maximum percentage shall be 130% even if the actual achievement is in excess of 130%.

12.           Project Manager Awards.  If a Project Manager achieves all of the Project Manager’s Performance Goals at the 100% level, the Project Manager shall be entitled to an Award equal to the Target Bonus.  In all other events, the Award shall be in an amount equal to the sum of the amounts earned by the Project Manager for each of the Performance Goals based upon a sliding scale of achievement.  In this event, the amount earned for each Performance Goal at the 100% level shall first be calculated by multiplying the Target Bonus by the Weighted Percentage.  This resulting amount shall then be multiplied by the percentage of actual achievement of the Performance Goal provided that such percentage shall be zero if the actual achievement is below 80% and the maximum percentage shall be 130% even if the actual achievement is in excess of 130%.

13.           Example of Award Calculation.  The following is an example illustrating the manner in which an Award will be calculated in the event that a Participant does not achieve all of the Performance Goals at the 100% level.  The example is based on a hypothetical Project Manager.  If the Project Manager’s Annual Salary is $50,000.00 and the Board has established two (2) Corporate Performance Goals (each weighted at 10%), one (1) Division Performance Goal (weighted at 30%) and two (2) Individual Performance Goals (one weighted at 30% and the other at 20%), and the Project Manager achieves these Performance Goals at 90%, 100%, 125%, 150%, and 75%, the Project Manager will be entitled to an Award of $9,550, as follows:

Award for Corporate Performance Goal #1	$900
Award for Corporate Performance Goal #2	1,000
Award for Division Performance Goal	3,750
Award for Individual Performance Goal #1	3,900
Award for Individual Performance Goal #2	0

14.           Determination and Payment of Awards.  The Board shall determine the amount of Awards payable to the Participants no later than the date the Corporation publicly announces its earnings for the relevant Calendar Year.  All Awards shall be paid in full in cash within five (5) days of the date of such public announcement.

15.           Change in Status.  A Participant shall be entitled to an Award earned for a Calendar Year if and only if the Participant remains a full time employee as of the end of the Calendar Year for which the Award was earned.  If a Participant is a full time employee at Calendar Year end but is not a full time employee at the time of Award payment, the Participant shall still be entitled to an Award payment unless the Participant’s employment was terminated for cause as determined by the Board.  In the event a Participant changes categories of employment during any Calendar Year, a new set of Performance Goals may be established for the new category/position and the Award shall be pro-rated based on the relative periods of time spent in each category.  In the event a new Participant joins the Corporation in mid-Calendar Year, his Award shall be pro-rated based on his time of service.

16.           Miscellaneous.

16.1.        Nothing contained in the Plan shall give any Participant the right to be retained in the service of the Corporation or affect the right of the Corporation to terminate the employment of any Participant.  The adoption of the Plan shall not constitute a contract of employment between the Corporation and any Participant.

16.2.        Except insofar as may otherwise be required by law, no amount payable at any time under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind nor in any manner be subject to the debts or liabilities of any person and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, shall be void.  If any person shall attempt to, or shall, alienate, sell, transfer, assign, pledge, attach, charge, or otherwise encumber any amount payable under the Plan, or any part thereof, or if by reason of such Participant’s bankruptcy or other event happening at any such time such amount would be made subject to such person’s debts or liabilities or would otherwise not be enjoyed by such person, then the Board, if it so elects, may direct that such amount be withheld and that the same or any part thereof be paid or applied to or for the benefit of such person, his or her spouse, children or other dependents, or any of them, in such manner and proportion as the Board may deem proper.

16.3.        A Participant’s interest in amounts payable under the Plan shall at all times be reflected on the Corporation’s books and records as unsecured, unfunded obligation of the

Corporation.  Participants shall have no right, title, or interest whatsoever in or to any investment which the Corporation may make to aid it in meeting its obligations under the Plan.  Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Corporation and any Participant or any other person.  To the extent that any person acquires a right to receive payments from the Corporation under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Corporation.  All payments to be made hereunder shall be paid from the general funds of the Corporation, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts.

16.4.        All expenses and costs of the operation of the Plan shall be borne by the Corporation.

16.5.        All Awards under the Plan are subject to withholding, where applicable, for Federal, state and local taxes.

16.6.        The Plan shall be governed by and construed in accordance with the internal laws of the State of Maryland, without reference to principles of conflict of laws.